UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2009

Retractable Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-30885	75-2599762
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

511 Lobo Lane, Little Elm, Texas	75068-0009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (972) 294-1010

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2009, an option grant to Thomas J. Shaw, the Company’s founder, President, and Chief Executive Officer, to purchase 3,000,000 shares of Common Stock of Retractable Technologies, Inc. (the “Company”) was approved pursuant to a vote by the holders of the Common Stock present in person or by proxy at the Annual Meeting of the Company.

The option will vest on July 15, 2010 and terminates on July 15, 2019.  The exercise price of the option was 100% of the fair market value on the date of grant which was $0.81. This option was granted outside of any stock option plan but contains similar terms and conditions as those set forth under the 2008 Stock Option Plan, with the exception that this option terminates after 10 years and not five years from the date of grant.  In the event of death, disability or termination (otherwise than for cause), the vested portion of the option will terminate 12 months after such event.  The non-vested portion shall automatically terminate upon the happening of any of such events.  In the event of termination for cause, the option shall terminate immediately.  The grant date fair value is $1,762,500 based on the Black-Scholes valuation model.  As of September 25, 2009, the market value for 3,000,000 shares of Common Stock calculated by multiplying the closing price ($1.62) by 3,000,000 shares was $4,860,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  October 2, 2009

RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

BY:	/s/ Douglas W. Cowan
DOUGLAS W. COWAN
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER